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                              THE INDIA FUND, INC.
                              ANNOUNCES TAX ACCRUAL

           NEW YORK, March 2, 2006 -- The India Fund, Inc. (NYSE: IFN; the "Fund") announced today that due to a technical oversight discovered by the Fund's auditors which occurred prior to The Blackstone Group assuming management of the Fund, the Fund did not declare on a timely basis a dividend in respect of its 2004 fiscal year earnings. That dividend was paid out to shareholders recently together with a dividend in respect of 2005 fiscal year earnings, but because the dividend was not declared prior to September 15, 2005, this resulted in an accrual by the Fund of a potential U.S. federal tax liability of approximately $25,500,000, or $0.80 per share (2.30% of the Fund's net asset value). Management is notifying the Internal Revenue Service and will take all possible steps to seek to have this liability reduced substantially given that it was the result of a technical oversight.

           The Fund is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund is traded on the New York Stock Exchange under the trading symbol "IFN."

           Blackstone Asia Advisors L.L.C. serves as the Investment Manager to the Fund. The Investment Manager is an affiliate of The Blackstone Group L.P.

           Information on the Fund can be obtained on the Blackstone website (www.blackstone.com) or by calling the Fund's toll-free phone number at 1-866-800-8933.

Contact:   Blackstone Asia Advisors L.L.C.
           1-866-800-8933

           This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.